Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer T. 1.610.832.4000

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS

•	Volume growth of 2% in the quarter and 3% for the full year drives net sales growth in both periods despite recent foreign exchange headwinds and overall market challenges

•	Net income of $7.8 million or $0.58 per diluted share in the fourth quarter and $59.5 million or $4.45 per diluted share for the full year

•	Non-GAAP earnings per diluted share in the fourth quarter of $1.51 drives a 21% increase in full year non-GAAP earnings per diluted share to $6.04

•	Adjusted EBITDA of $29.6 million in the fourth quarter leads to a 9% increase in full year adjusted EBITDA of $125.6 million

February 28, 2019

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced fourth quarter net sales of $211.5 million increasing its full year net sales to $867.5 million, a 6% increase compared to the prior year. The Company’s net sales were driven by higher volumes of 2% and 3% in the fourth quarter and full year, respectively, as well as increases from selling price and product mix of 1% and 2%, respectively. For the current quarter, foreign exchange negatively impacted net sales by 3%, compared to a positive impact of less than 1% for the full year. The increases in net sales coupled with higher gross margins in the current quarter and full year of 35.4% and 36.0%, respectively, drove gross profit increases year-over-year despite higher raw material costs in both periods.

The Company had fourth quarter of 2018 net income of $7.8 million or $0.58 per diluted share and full year net income of $59.5 million or $4.45 per diluted share, compared to the prior year fourth quarter net loss of $9.8 million or $0.73 per diluted share and full year 2017 net income of $20.3 million or $1.52 per diluted share. Both the fourth quarter and full year 2018 and 2017 results were impacted by expenses related to the Company’s pending combination with Houghton International, Inc (“Houghton”) and the Company’s initial estimate and subsequent adjustments related to the 2017 U.S. Tax Cuts and Jobs Act (“U.S. Tax Reform”), with the prior year’s fourth quarter loss primarily driven by charges related to the Company’s initial U.S. Tax Reform estimates. Excluding Houghton costs, U.S. Tax Reform charges and all other non-core items, non-GAAP earnings per diluted share of $1.51 for the fourth quarter and $6.04 for the full year 2018 increased 19% and 21%, respectively, compared to $1.27 and $5.01 in the prior year. Adjusted EBITDA of $29.6 million in the fourth quarter of 2018 was consistent with the prior year period and resulted in $125.6 million for the full year 2018, a 9% increase compared to $115.2 million in the prior year. These fourth quarter and full year results were achieved despite a negative impact from foreign exchange on earnings of approximately 4% and 1%, respectively.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased with our fourth quarter and full year results despite several market challenges, including foreign exchange headwinds.  Another challenge we faced was a slowdown in our automotive markets in Europe and China, especially towards the end of the quarter.  We estimate that the global industrial markets we serve were relatively flat for the quarter while we achieved volume growth of 2% due to our continued market share gains.  Also, our gross margin of 35.4% was above the prior year’s gross margin of 35.1%.  While we previously expected our fourth quarter gross margin to be in the low 36% range, it was impacted by higher costs, largely related to manufacturing, which we do not expect to repeat in the same magnitude going forward.  Despite these challenges, we finished the quarter with strong non-GAAP earnings growth of 19% compared to the fourth quarter of 2017.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 1.610.832.4000 F: 1.610.832.8682

quakerchem.com

Mr. Barry continued, “For the first quarter of 2019, we continue to expect foreign exchange headwinds and some challenges in our base markets, especially China and EMEA automotive.  However, we anticipate our gross margins will be in the 36% range and we expect to continue to take market share to help offset these market challenges.  For full year 2019, we also expect Quaker to show good overall adjusted EBITDA growth, despite these market headwinds. With respect to the Houghton combination, we continue to be in productive discussions with the FTC for a proposed remedy, although the previous shutdown of the U.S. government has delayed the process.  Based on what we know today, we estimate that the FTC’s final approval and closing of the combination will occur within the next few months.  Overall, I continue to be confident in our future given our continued ability to achieve market share gains that will help offset challenges in our markets, and I remain excited for the future benefits we will achieve through our upcoming combination with Houghton.”

Fourth Quarter of 2018 Summary

Net sales were $211.5 million in the fourth quarter of 2018, a $0.4 million increase compared to $211.1 million in the fourth quarter of 2017. The Company’s fourth quarter of 2018 net sales benefited from quarter-over-quarter increases in volume of 2% and selling price and product mix of 1%, which more than offset the negative impact from foreign currency translation of 3% or $6.5 million.

Gross profit in the fourth quarter of 2018 increased $0.8 million or 1% from the fourth quarter of 2017, primarily due to the increase in net sales, noted above, and a higher gross margin of 35.4% in the fourth quarter of 2018 compared to 35.1% in the prior year fourth quarter. The increase in the Company’s current quarter gross margin was primarily due to pricing initiatives and the mix of certain products sold which more than offset an increase in raw material costs.

SG&A increased $0.4 million in the fourth quarter of 2018 compared to the fourth quarter of 2017 due to the impact of higher labor-related costs, primarily from annual merit increases and incentive-based compensation, partially offset by the positive impact from foreign currency translation.

During the fourth quarter of 2018, the Company incurred $4.3 million of legal, financial and other advisory and consultant expenses for integration planning and regulatory approvals related to the pending combination with Houghton. Comparatively, the Company incurred $6.9 million of similar combination-related expenses during the fourth quarter of 2017.

Operating income in the fourth quarter of 2018 was $20.1 million compared to $17.1 million in the fourth quarter of 2017. The increase in operating income was due to the net sales and gross profit increases, noted above, as well as lower Houghton combination-related expenses, partially offset by an increase in SG&A not related to the pending Houghton combination.

Other (expense) income, net, was an expense of less than $0.1 million in the fourth quarter of 2018 compared to income of $0.7 million in the fourth quarter of 2017. This quarter-over-quarter change of approximately $0.7 million was primarily due to lower cash proceeds received from an insolvent insurance carrier with respect to previously filed claims by an inactive subsidiary of the Company in the current quarter as compared to the fourth quarter of 2017, as well as lower foreign currency transaction gains realized in the fourth quarter of 2018 compared to the prior year.

Interest expense decreased $0.3 million during the fourth quarter of 2018 compared to the fourth quarter of 2017, primarily due to lower average outstanding borrowings on the Company’s existing credit facility during the current quarter as compared to the prior year period. Interest income decreased $0.2 million quarter-over-quarter primarily due to changes in the level of the Company’s invested cash in certain regions with higher returns as well as a decrease in interest received on certain tax-related credits quarter-over-quarter.

The Company’s effective tax rates for the fourth quarters of 2018 and 2017 were 59.8% and 163.0%, respectively. The Company’s inflated fourth quarters of 2018 and 2017 effective tax rates were largely driven by the impacts of U.S. Tax Reform and Houghton combination-related expenses, certain of which were non-deductible for the purpose of determining the Company’s effective tax rate. During the fourth quarters of 2018 and 2017, the Company recorded $8.1 million and $22.2 million, respectively, of tax expense related to the Company’s initial estimate and subsequent adjustments related to U.S. Tax Reform. Excluding the impact of U.S. Tax Reform and Houghton combination-related expenses in each quarter, the Company estimates that its fourth quarters of 2018 and 2017 effective tax rates would have been approximately 17% and 29%, respectively. This current quarter decrease compared to the prior year period was primarily due to a shift in earnings to lower tax jurisdictions and a lower U.S. statutory tax rate of 21% in the current quarter compared to 35% in the prior year period.

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Equity in net income of associated companies decreased $1.1 million in the fourth quarter of 2018 compared to the fourth quarter of 2017, primarily due to lower earnings from the Company’s interest in a captive insurance company quarter-over-quarter.

The Company’s net income attributable to noncontrolling interest decreased $0.3 million in the fourth quarter of 2018 compared to the fourth quarter of 2017, primarily due to the Company’s purchase of the remaining interest in its India joint venture in December 2017.

Foreign exchange negatively impacted the Company’s fourth quarter of 2018 earnings by approximately 4% or $0.06 per diluted share, including a negative impact from foreign currency translation and the change in foreign currency transaction impact quarter-over-quarter, noted above.

Full Year 2018 Summary

Net sales grew $47.4 million or 6% in 2018, increasing to $867.5 million compared to $820.1 million in 2017. The Company’s 2018 net sales benefited from increases in volume of 3%, selling price and product mix of 2% and a positive impact from foreign currency translation of less than 1% or $3.7 million.

Gross profit in 2018 increased $20.8 million or 7% from 2017, primarily due to the increase in net sales, noted above, as well as a higher gross margin of 36.0% in 2018 compared to 35.5% in the prior year. The increase in the Company’s current year gross margin was primarily driven by pricing initiatives and the mix of certain products sold which more than offset higher raw material costs.

SG&A increased $9.1 million in 2018 compared to the prior year due to the impact of higher labor-related costs, primarily from annual merit increases and incentive-based compensation due to the Company’s strong operating performance, as well as a negative impact from foreign currency translation.

During 2018, the Company incurred $16.7 million of legal, financial, and other advisory and consultant expenses for integration planning and regulatory approvals related to the pending combination with Houghton. Comparatively, the Company incurred $29.9 million of combination-related expenses in 2017 related to similar costs as well as certain due diligence-related costs.

Operating income in 2018 was $87.8 million compared to $62.7 million in 2017. The increase in operating income was due to the net sales and gross profit increases as well as lower Houghton combination-related expenses, noted above, partially offset by an increase in SG&A not related to the pending Houghton combination.

Other expense, net, was $0.6 million in 2018 compared to $0.7 million in 2017. The decrease in other expense, net, year-over-year was primarily due to a prior year settlement charge in one of the Company’s U.S. pension plans and a current year gain on the sale of a held-for-sale asset, partially offset by lower current year proceeds from an insolvent insurance carrier, noted above, as well as foreign currency transaction losses in 2018 compared to foreign currency transaction gains in 2017.

Interest expense increased $2.3 million year-over-year primarily due to higher current year costs incurred to maintain the financing commitment for the pending Houghton combination. Interest income was $0.4 million lower in 2018 compared to 2017 primarily due to changes in the level of the Company’s invested cash in certain regions with higher returns as well as a decrease in interest received on certain tax-related credits year-over-year.

The Company’s effective tax rates for 2018 and 2017 were 30.1% and 68.7%, respectively. Similar to the fourth quarter of 2018 summary above, the Company’s 2018 and 2017 effective tax rates were impacted by the initial estimate and subsequent adjustments related to U.S. Tax Reform, as well as certain non-deductible Houghton combination-related expenses in both periods. Excluding these items in each period, the Company estimates that its 2018 and 2017 effective tax rates would have been approximately 22% and 27%, respectively. The decrease in the Company’s effective tax rate year-over-year was primarily due to a shift in earnings to lower tax jurisdictions and a lower U.S. statutory tax rate of 21% in the current year compared to 35% in the prior year.

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Equity in net income of associated companies decreased $1.5 million in 2018 compared to 2017, primarily due to lower earnings from the Company’s interest in a captive insurance company.

The Company’s net income attributable to noncontrolling interest decreased $1.7 million in 2018 compared to 2017 primarily due to the Company’s purchase of the remaining interest in its India joint venture in December 2017.

Foreign exchange negatively impacted the Company’s 2018 earnings by approximately 1% or $0.08 per diluted share, primarily due to the negative impact of net foreign currency transaction losses year-over-year, noted above, partially offset by a positive impact from foreign currency translation.

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of $27.9 million in the fourth quarter of 2018 drove a 22% increase in its full year net operating cash flow to $78.8 million as compared to $64.8 million in 2017. The $14.0 million increase in full year net operating cash flow was primarily due to the Company’s strong current year operating performance. In addition, the Company paid a $4.9 million dividend to its shareholders during the fourth quarter of 2018, increasing its total cash dividends paid in 2018 to $19.3 million, which represents a 4% increase year-over-year. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at December 31, 2018 by $67.5 million and the Company’s total debt continued to be less than one times adjusted EBITDA.

Houghton Combination

In April 2017, Quaker entered into a share purchase agreement with Gulf Houghton Lubricants, Ltd. to purchase the entire issued and outstanding share capital of Houghton (“the Combination”). The shares will be bought for aggregate purchase consideration consisting of: (i) $172.5 million in cash; (ii) a number of shares of common stock, $1.00 par value per share, of the Company comprising 24.5% of the common stock outstanding upon the closing of the Combination; and (iii) the Company’s assumption of Houghton’s net indebtedness as of the closing of the Combination, which was approximately $690 million at signing. At closing, the total aggregate purchase consideration is dependent on the Company’s stock price and the level of Houghton’s indebtedness. The Company secured $1.15 billion in commitments from Bank of America Merrill Lynch and Deutsche Bank to fund the Combination and to provide additional liquidity at closing and has since replaced these commitments with a syndicated bank agreement with customary terms and conditions. Funding of the syndicated bank agreement is contingent upon closing of the Combination and until then the Company has and will only incur certain interest costs to maintain the banks’ capital commitment. During the fourth quarter of 2018, the Company extended the bank commitment through March 15, 2019. In addition, the issuance of the Company’s shares at closing of the Combination was subject to approval by Quaker’s shareholders under the rules of the New York Stock Exchange, and approval was received at a meeting of the Company’s shareholders held during 2017. Also, the Combination is subject to regulatory approvals in the United States, Europe, China and Australia. The Company received regulatory approval from China and Australia in 2017. The European Commission (“EC”) conditionally approved the Combination in December 2018 including the remedy proposed by Quaker and Houghton. Quaker expects final approval from the EC once the final purchase agreement is in place between Quaker, Houghton, and the buyer of the divested product lines. Quaker continues to be in productive discussions with the U.S. Federal Trade Commission (“FTC”), although the process is taking longer than anticipated. Given the time lapse since Quaker’s initial filing, the FTC requested updated information as part of their approval process late in the fourth quarter of 2018. In addition, the government shutdown in the U.S. during the first quarter of 2019 extended the timeline to receive the final approval. The proposed remedy being discussed with the FTC continues to be consistent with Quaker’s previous guidance that the total divested product lines will be approximately 3% of the combined company’s revenue. Given current information, the Company continues to estimate that FTC and EC final approval and closing of the combination will occur within the next few months.

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Non-GAAP Measures

Included in this public release are two non-GAAP (unaudited) financial measures: non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. The following tables reconcile non-GAAP earnings per diluted share (unaudited) and adjusted EBITDA (unaudited) to their most directly comparable GAAP financial measures:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders	$0.58	$(0.73)	$4.45	$1.52
Equity loss (income) in a captive insurance company per diluted share	0.01	(0.08)	(0.07)	(0.19)
Houghton combination-related expenses per diluted share (a)	0.32	0.43	1.21	1.90
U.S. Tax Reform charges, net, per diluted share (b)	0.61	1.67	0.43	1.67
U.S. pension plan settlement charge per diluted share	—	—	—	0.09
Cost streamlining initiative per diluted share	—	—	—	0.01
Loss on disposal of held-for-sale asset per diluted share	—	0.01	—	0.01
Insurance insolvency recovery per diluted share	(0.01)	(0.03)	(0.01)	(0.03)
Gain on liquidation of an inactive legal entity per diluted share	—	—	(0.03)	—
Currency conversion impacts of hyper-inflationary economies, net, per diluted share	0.00	0.00	0.06	0.03
Non-GAAP earnings per diluted share	$1.51	$1.27	$6.04	$5.01

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	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands unless otherwise noted)	2018	2017	2018	2017
Net income (loss) attributable to Quaker Chemical Corporation	$7,805	$(9,762)	$59,473	$20,278
Depreciation and amortization	4,803	5,012	19,714	19,966
Interest expense (a)	1,354	1,664	6,158	3,892
Taxes on income before equity in net income of associated companies (b)	11,496	27,424	25,050	41,653
Equity loss (income) in a captive insurance company	117	(1,120)	(966)	(2,547)
Houghton combination-related expenses (a)	4,257	6,850	16,051	29,938
U.S. pension plan settlement charge	—	—	—	1,860
Cost streamlining initiative	—	—	—	286
Loss on disposal of held-for-sale asset	—	125	—	125
Insurance insolvency recovery	(90)	(600)	(90)	(600)
Gain on liquidation of an inactive legal entity	—	—	(446)	—
Currency conversion impacts of hyper-inflationary economies, net	(101)	13	664	388
Adjusted EBITDA	$29,641	$29,606	$125,608	$115,239
Adjusted EBITDA margin (%)	14.0%	14.0%	14.5%	14.1%

(a)	During the three and twelve months ended December 31, 2018, the Company incurred $0.9 million and approximately $3.5 million of interest costs, respectively, to maintain the bank commitment related to the pending Combination. Comparatively, the Company incurred similar costs of $0.9 million during both the three and twelve months ended December 31, 2017, respectively. These interest costs are included within the caption Houghton combination-related expenses per diluted share in the reconciliation of GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. These interest costs are included within the caption Interest expense in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to Adjusted EBITDA. In addition, Houghton combination-related expenses during the twelve months ended December 31, 2018 includes a $0.6 million gain on the sale of a held-for-sale asset, recorded in Other (expense) income, net, in the Company’s Consolidated Statements of Income.

(b)	U.S. Tax Reform charges, net, of $8.1 million and $5.8 million during the three and twelve months ended December 31, 2018, as well as the charge of $22.2 million in both the three and twelve months ended December 31, 2017, respectively, are included within Taxes on income before equity in net income of associated companies in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to Adjusted EBITDA.

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us, including those related to the previously announced pending Houghton combination and the risk that the transaction may not receive regulatory approval or that regulatory approval may include conditions or other terms not acceptable to us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2018, the proxy statement the Company filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the Securities and Exchange Commission. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the fourth quarter and full year 2018 results is scheduled for March 1, 2019 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at https://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales	$211,481	$211,072	$867,520	$820,082

Cost of goods sold	136,643	137,075	555,206	528,587

Gross profit	74,838	73,997	312,314	291,495
%	35.4%	35.1%	36.0%	35.5%

Selling, general and administrative expenses	50,513	50,073	207,872	198,813
Combination-related expenses	4,257	6,850	16,661	29,938

Operating income	20,068	17,074	87,781	62,744
%	9.5%	8.1%	10.1%	7.7%

Other (expense) income, net	(11)	709	(642)	(718)
Interest expense	(1,354)	(1,664)	(6,158)	(3,892)
Interest income	537	709	2,117	2,534
Income before taxes and equity in net income of associated companies	19,240	16,828	83,098	60,668

Taxes on income before equity in net income of associated companies	11,496	27,424	25,050	41,653
Income (loss) before equity in net income of associated companies	7,744	(10,596)	58,048	19,015

Equity in net income of associated companies	139	1,237	1,763	3,285

Net income (loss)	7,883	(9,359)	59,811	22,300

Less: Net income attributable to noncontrolling interest	78	403	338	2,022

Net income (loss) attributable to Quaker Chemical Corporation	$7,805	$(9,762)	$59,473	$20,278
%	3.7%	-4.6%	6.9%	2.5%

Share and per share data:
Basic weighted average common shares outstanding	13,281,786	13,230,441	13,268,047	13,204,872
Diluted weighted average common shares outstanding	13,327,464	13,267,652	13,304,732	13,245,946

Net income (loss) attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.59	$(0.73)	$4.46	$1.53
Net income (loss) attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.58	$(0.73)	$4.45	$1.52

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Quaker Chemical Corporation

Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	December 31,
	2018	2017
ASSETS

Current assets
Cash and cash equivalents	$104,147	$89,879
Accounts receivable, net	202,139	208,358
Inventories, net	94,090	87,221
Prepaid expenses and other current assets	18,134	21,128
Total current assets	418,510	406,586

Property, plant and equipment, net	83,923	86,704
Goodwill	83,333	86,034
Other intangible assets, net	63,582	71,603
Investments in associated companies	21,316	25,690
Non-current deferred tax assets	6,946	15,460
Other assets	32,055	30,049
Total assets	$709,665	$722,126

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$670	$5,736
Accounts payable	87,819	93,008
Dividends payable	4,935	4,724
Accrued compensation	25,727	22,846
Accrued pension and postretirement benefits	1,211	1,108
Other current liabilities	31,108	27,321
Total current liabilities	151,470	154,743

Long-term debt	35,934	61,068
Non-current deferred tax liabilities	10,003	9,653
Non-current accrued pension and postretirement benefits	32,360	35,548
Other non-current liabilities	43,529	51,496
Total liabilities	273,296	312,508

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2018 - 13,338,026 shares; 2017 - 13,307,976 shares	13,338	13,308
Capital in excess of par value	97,304	93,528
Retained earnings	405,125	365,936
Accumulated other comprehensive loss	(80,715)	(65,100)
Total Quaker shareholders' equity	435,052	407,672
Noncontrolling interest	1,317	1,946
Total equity	436,369	409,618
Total liabilities and equity	$709,665	$722,126

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Quaker Chemical Corporation

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Twelve Months Ended
	December 31,
	2018	2017
Cash flows from operating activities
Net income	$59,811	$22,300
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,373	12,598
Amortization	7,341	7,368
Equity in undistributed earnings of associated companies, net of dividends	2,784	(2,895)
Deferred income taxes	8,197	3,754
Uncertain tax positions (non-deferred portion)	(89)	(817)
Non-current income taxes payable	(8,181)	15,825
Deferred compensation and other, net	2,984	1,074
Share-based compensation	3,724	4,190
(Gain) loss on disposal of property, plant, equipment and other assets	(657)	79
Insurance settlement realized	(1,055)	(762)
Combination-related expenses, net of payments	2,727	4,952
Pension and other postretirement benefits	(1,392)	(123)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(2,822)	(1,941)
Inventories	(10,548)	(6,135)
Prepaid expenses and other current assets	(1,540)	(2,932)
Accounts payable and accrued liabilities	190	12,381
Restructuring liabilities	-	(675)
Estimated taxes on income	4,932	(3,479)
Net cash provided by operating activities	78,779	64,762

Cash flows from investing activities
Investments in property, plant and equipment	(12,886)	(10,872)
Payments related to acquisitions, net of cash acquired	(500)	(5,363)
Proceeds from disposition of assets	866	1,577
Insurance settlement interest earned	162	50
Net cash used in investing activities	(12,358)	(14,608)

Cash flows from financing activities
Repayments of long-term debt	(26,791)	(2,853)
Dividends paid	(19,319)	(18,613)
Stock options exercised, other	82	(1,956)
Purchase of noncontrolling interest in affiliates, net	-	(31,787)
Distributions to noncontrolling affiliate shareholders	(877)	-
Net cash used in financing activities	(46,905)	(55,209)

Effect of foreign exchange rate changes on cash	(6,141)	5,404

Net increase in cash, cash equivalents and restricted cash	13,375	349
Cash, cash equivalents and restricted cash at the beginning of the period	111,050	110,701
Cash, cash equivalents and restricted cash at the end of the period	$124,425	$111,050